AMENDMENT TO THE SUPPLEMENT FOR DISTRIBUTION SERVICES

THIS AMENDMENT TO THE SUPPLEMENT FOR DISTRIBUTION SERVICES (“Amendment”) effective May 1, 2019 between Pacific Select Distributors, Inc. (“Company”) a wholly-owned subsidiary of Pacific Life Insurance Company and Pacific Life & Annuity Company (collectively the “Insurers”) and T. Rowe Price Investment Services, Inc. (“Distributor”).

WITNESSTH:

WHEREAS, Company and Underwriter entered into a Supplement for Distribution Services effective July 22, 2005 (the “Supplement”) to the Administrative Services Agreement dated July 22, 2005 between Company and T. Rowe Price Associates, Inc., and that Supplement is being amended herein;

WHEREAS, any defined term(s) set forth in this Amendment shall have the same meaning as set forth in the Agreement; and

WHEREAS, the parties desire to amend said Supplement in the manner hereinafter set forth.

NOW THEREFORE, Company and Underwriter hereby amend the Supplement in the following form:

1.   The first “WHEREAS” clause is hereby amended and restated to read in its entirety as follows:

“WHEREAS, certain portfolios of the T. Rowe Price Equity Series, Inc. T. Rowe Price Fixed Income Series, Inc. and T. Rowe Price International Series, Inc. (collectively, the “Funds”) are authorized to issue a class of shares (“VIP II Class”, or “Class”) with respect to which the Funds have adopted a plan (“12b-1 Plan”) for purposes of paying for distribution services under Rule 12b-1 of the Investment Company Act of 1940 with respect to the VIP II Class shares; and”

2. All references to “Equity Fund” in the Supplement shall be replaced with “Funds”.

3.  This Amendment may be executed in any number of counterparts, including facsimile copies thereof or electronic scan copies thereof delivered by electronic mail, each of which shall be deemed an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

IN WITNESS WHEREOF, the parties hereto have agreed to this Amendment as of the date set forth above.

T. ROWE PRICE INVESTMENT SERVICES, INC.		PACIFIC LIFE DISTRIBUTORS, INC.

By:	/s/ William Presley	By:	/s/ Adrian S. Griggs
Name:	William Presley	Name:	Adrian S. Griggs
Title:	Vice President	Title:	Chief Executive Officer

		By:	/s/ Lori K. Lasinski
		Name:	Lori K. Lasinski
		Title:	Assistant Secretary